LAW OFFICES OF
                           DERENTHAL & DANNHAUSER LLP
                           ONE POST STREET, SUITE 575
                        SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 981-4844
                           FACSIMILE: (415) 981-4840




                                December 3, 2004

BY EDGAR AND FACSIMILE

Amit Pande
Staff Accountant
Division of Corporation Finance, Mail Stop 4-8
Securities and Exchange Commission
450 Fifth Street. N.W.
Washington, D.C. 20549

           Re:      Sutter Holding Company, Inc.
                    Form 8-K filed October 15, 2004 and Form 8-K/A filed October 19, 2004 SEC File No. 1-15733

Dear Amit Pande:

         In response to your letter of December 2, 2004 to William Knuff of the above referenced registrant, we filed today a Form 8-K/A making the requested change to the report.

          Please contact me at any time with any questions or comments you may have concerning this filing.

                                Very truly yours,



                                Paul J. Derenthal

cc:  Mr. William G. Knuff, III